Exhibit (a)(5)(E)

CHARLOTTE RUSSE HOLDING, INC. ANNOUNCES

FINAL RESULTS OF ITS MODIFIED DUTCH AUCTION TENDER OFFER

SAN DIEGO, California, Wednesday, April 9, 2008 – Charlotte Russe Holding, Inc. (NASDAQ-GSM: CHIC), a growing mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties, today announced the final results of its previously announced modified “Dutch Auction” tender offer, which expired at 5:00 P.M., New York City Time, on Wednesday, April 2, 2008.

The Company has accepted for purchase 4,080,000 shares in the tender offer, at a price of $18.00 per share, for a total cost of $73,440,000, excluding fees and expenses related to the tender offer. Based on the depositary’s final count, a total of 9,066,617 shares were validly tendered in the offer at a price of $18.00 per share. Accordingly, the final proration factor for the offer will be 45.0 percent. The 4,080,000 shares to be purchased in the tender offer represent 16.3 percent of the shares outstanding on April 2, 2008.

The shares to be purchased in the tender offer include the 4,000,000 shares the Company initially offered to purchase and 80,000 additional shares that the Company has elected to purchase pursuant to the terms of its tender offer.

Payment for the shares accepted for purchase, and return of all other shares tendered and not purchased, will be made promptly by the depositary.

Charlotte Russe Holding, Inc. is a mall-based specialty retailer of fashionable, value-priced apparel and accessories targeting young women in their teens and twenties. At December 29, 2007 the Company operated 440 stores in 45 states and Puerto Rico. The Company expects to open approximately 60 new stores in fiscal 2008. For more information about the Company, please visit www.charlotterusse.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Except for the historical information contained herein, this press release contains forward-looking statements. Such statements include, but are not limited to, statements about the final results of the Company’s tender offer. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the Company will not achieve anticipated financial results or comparable store sales increases, the Company will not open new Charlotte Russe stores or remodel existing stores in the numbers or on the schedule anticipated, general and regional economic conditions, industry trends, consumer demands and preferences, competition from other retailers and uncertainties generally associated with women’s apparel and accessory retailing. A complete description of these factors, as well as others that could affect the Company’s business, is set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the SEC.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company. The Company has filed tender offer materials with the SEC, including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents, as amended. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as amended, are available to all stockholders of the Company at no expense to them. The tender offer materials are available for free at the SEC’s website at http://www.sec.gov. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as amended, the Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the Company at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the Commission at http://www.sec.gov.

For more information about the Company, please visit www.charlotterusse.com.

Contact:	Patti Johnson

Executive Vice President and Chief Financial Officer

Charlotte Russe Holding, Inc.

858-490-2603

Joseph Teklits

ICR, Inc.

(203) 682-8258